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                                                                    EXHIBIT 11.1

       COMPUTATION OF NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

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EPS CALCULATION AS OF JUNE 30, 1998

Shares issued and outstanding at March 31, 1998
   and December 31, 1997                                             1,610,758                  1,604,202

Weighted average shares from options exercised
   during the period                                                     1,959                      4,781
                                                                     ---------                  ---------

Weighted average common shares - basic and diluted                   1,612,717                  1,608,983

Warrants to purchase common stock                                      895,615                    895,615

Conversion of preferred stock                                        4,306,454                  4,306,454
                                                                     ---------                  ---------

Pro forma weighted average shares                                    6,814,786                  6,811,052

Net loss at June 30, 1998                                           $1,126,501                 $1,775,033

Net loss per share - basic and diluted                              $     0.70                 $     1.10
                                                                     =========                  =========
Pro forma net loss per share - basic and diluted                    $     0.17                 $     0.26
                                                                     =========                  =========



                                                                Three months ended           Six months ended
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
EPS CALCULATION AS OF JUNE 30, 1999

Shares Issued and outstanding at March 31, 1999
   and December 31, 1998                                             1,673,640                  1,630,250

Weighted average shares from options exercised
   during the period                                                     7,673                     39,791
                                                                     ---------                  ---------

Weighted average common shares - basic and diluted                   1,681,313                  1,670,041

Warrants to purchase common stock                                      895,615                    895,615

Conversion of preferred stock                                        4,306,454                  4,306,454
                                                                     ---------                  ---------

Pro forma weighted average shares                                    6,883,382                  6,872,110

Net loss at June 30, 1999                                           $  180,988                 $  419,944

Net loss per share - basic and diluted                              $     0.11                 $     0.25
                                                                     =========                  =========
Pro forma net loss per share - basic and diluted                    $     0.03                 $     0.06
                                                                     =========                  =========
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